Exhibit 99.2

99.2            Comments of Peter E. Salas, Chairman of the Board, at Annual Shareholder’s Meeting on October 17, 2013

Chairman of the Board and principal shareholder Peter E. Salas made comments in response to questions asked by shareholders in attendance at the meeting.  The Company did not make a recording or transcription of these questions or comments, but the content of his comments are summarized as follows.   Any such content that may have been selectively disclosed to the shareholders in attendance was on an inadvertent basis in extemporaneous response to questions asked. Most if not all of the following has been previously disclosed in the Company’s filings or releases, but is included here for context.

Mr. Salas noted that the value of the Company’s Tennessee assets had declined as volumes  of gas from Swan Creek had naturally declined and the gas pipeline had been written down to 1.4 million dollars at year end 2012.  He noted that the Company’s only remaining Tennessee property is the methane facility operated by the Company’s wholly-owned subsidiary, Manufactured Methane Corporation, and that the Company plans to emphasize electricity production which should result in a demonstrable present value of $3.5 million for that asset.  Mr. Salas stated the Company may ultimately sell that asset if a reasonable offer were received.

Mr. Salas also discussed the push in drilling on its Kansas properties made by the Company in early 2012 and the cessation of drilling in mid-2012 due in large part to the departure of the Company’s geologist.  Mr. Salas noted that the Company was back to drilling in Kansas with the return of Mr. Rod Tremblay as geologist. The Company has drilled two wells this year, is planning to drill two more wells by the end of 2013 and also plans to drill an additional 6 to 8 wells in Kansas in 2014 at a capital expenditure of approximately $3.5 to $4 million.  He noted the Company would review its own methods of evaluating reserves to maximize the reserve values he believes to be inherent in the Company’s properties.

Mr. Salas also noted that as a result of the Company's lack of assets remaining in Tennessee, the Company  would consider moving the Company’s offices to a location where oil and gas personnel may be more readily available to help increase the Company’s technical capabilities.

Mr. Salas said that as a small company, general and administrative expenses were important.  These benefit the persons who are paid these expenses, not the shareholders.  He wants to grow the Company to reduce the impact of G&A expenses.

Mr. Salas indicated that he had received several calls from parties expressing interest in different types of transactions with the Company.  He has investigated some of these opportunities further, and any that he thought had potential were brought to the Board of Directors.  He also indicated that adding additional directors to the Board was being considered.

Mr. Salas summarized the current status of the Company’s involvement with Hoactzin Partners, LP in the Gulf.  He noted that Hoactzin was in the process of obtaining replacement bonds and becoming operator on all properties, and that Hoactzin had placed its own cash collateral under those replacement bonds.  He discussed the $386,000 civil penalty to Tengasco as for nonfiling by a contractor of reports for work performed, currently on appeal, and that Hoactzin and the Company may have differing views on where responsibility for that may lie, but that this was non-Company threatening and a typical type of business dispute that sometimes arises, and that it would be in the best interest of both Hoactzin and the Company to resolve all of these as soon as possible.  He hoped this could be accomplished in the upcoming months.